Exhibit 4(a)

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of September 8, 2017 among DENBURY RESOURCES INC., a Delaware corporation (the “Company”), on behalf of itself and the Subsidiary Guarantors under the Indenture referred to below (the “Existing Subsidiary Guarantors”), WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee under the Indenture referred to below (the “Trustee”), and the following indirect, wholly-owned subsidiaries of the Company (referred to herein collectively as the “New Subsidiary Guarantors”): (1) DENBURY BROOKHAVEN PIPELINE, LLC, a Delaware limited liability company and (2) DENBURY BROOKHAVEN PIPELINE PARTNERSHIP, LP, a Delaware limited partnership.

W I T N E S S E T H:

WHEREAS the Company has heretofore executed and delivered to the Trustee an Indenture dated as of February 17, 2011 (the “Original Indenture”), as supplemented by that certain First Supplemental Indenture dated as of December 31, 2014 (together with the Original Indenture, the “Indenture”) providing for the issuance of 6 3/8% Senior Subordinated Notes due 2021 (the “Securities”);

WHEREAS the Company desires to cause the New Subsidiary Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Subsidiary Guarantors shall fully and unconditionally guarantee all of the obligations of the Company under the Securities pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the Company and Existing Subsidiary Guarantors are authorized to execute and deliver this Second Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary Guarantors, the Company, the Existing Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:

1.Definitions.

(a)    Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(b)    For all purposes of this Second Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

2.Agreement to Guarantee. Each New Subsidiary Guarantor hereby agrees, jointly and severally with all other Existing Subsidiary Guarantors, to guarantee all of the obligations of the Company under the Securities on the terms and subject to the conditions set forth in Article 11 of the Indenture and to be bound by all other applicable provisions of the Indenture. The Obligations of the New Subsidiary Guarantors shall be subordinated to all existing and future Senior Indebtedness of such Subsidiary Guarantors as set forth in Article 12 of the Indenture.

3.Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

4.Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5.Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

6.Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7.Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

DENBURY BROOKHAVEN PIPELINE, LLC

By:	/s/ James S. Matthews
Name:	James S. Matthews
Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

DENBURY BROOKHAVEN PIPELINE PARTNERSHIP, LP

By:	Denbury Brookhaven Pipeline, LLC, its general partner

By:	/s/ James S. Matthews
Name:	James S. Matthews
Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

DENBURY RESOURCES INC., on behalf of itself and the Existing Subsidiary Guarantors

By:	/s/ James S. Matthews
Name:	James S. Matthews
Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Shawn Goffinet
Name:	Shawn Goffinet
Title:	Assistant Vice President

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